FS Energy and Power Fund 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Declares
Two Regular Cash Distributions to be Paid in June

PHILADELPHIA, PA, June 14, 2012 – On June 14, 2012, the board of trustees (the “Board”) of FS Energy and Power Fund (“FSEP”) declared two regular semi-monthly cash distributions of $0.02605 per share each (an annualized rate of 6.22% based on FSEP’s current $10.05 per share public offering price), which will be paid in June.

Both of the regular semi-monthly cash distributions of $0.02605 per share will be paid on June 29, 2012, the first to shareholders of record on June 14, 2012 and the second to shareholders of record on June 28, 2012.

Guidance Regarding Public Offering Price

If strong performance in FSEP’s portfolio causes FSEP’s net asset value per share to exceed FSEP’s net offering price per share, the Board may increase the per share offering price of its common shares for its future semi-monthly closings.  FSEP expects that, if adjusted, the per share public offering price will be between $10.05 and $10.15 per share.  The Board has not yet determined that an adjustment to the current offering price of $10.05 per share will be necessary.  In the event FSEP determines to adjust its current offering price, a separate announcement will be issued.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”). GSO, with approximately $50.8 billion in assets under management as of March 31, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSEP’s distributions is made annually as of the end of FSEP’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSEP intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

The payment of future distributions on FSEP’s common shares is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSEP. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the Securities and Exchange Commission. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.